Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS; UPDATES 2017 OUTLOOK

Q1 Revenue Increase of 45% Year-over-Year

MINNEAPOLIS, MN, May 8, 2017 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a leader in developing and marketing at-home therapy devices for the treatment of lymphedema and chronic venous insufficiency, today reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Revenue increased 45% year-over-year, to $19.9 million, compared to $13.7 million in first quarter 2016.
-	Flexitouch® revenue increased 50% year-over-year, to $17.5 million, compared to $11.7 million in first quarter 2016.
-	Revenue from sales of the Company’s Entré™ and ACTitouch® systems increased 17% year-over-year, to $2.3 million, from $2.0 million in first quarter 2016.
•	Operating loss of $2.9 million, compared to an operating loss of $1.8 million in first quarter 2016.
•	Net loss of $1.5 million, compared to a net loss of $1.0 million in first quarter 2016.
•	Adjusted EBITDA of $(1.7) million, compared to adjusted EBITDA of $(1.5) million in first quarter 2016.

“The first quarter was a terrific start to 2017, marked by record growth in Flexitouch system sales,” said Gerald R. Mattys, Chief Executive Officer. “We continue to see significant growth coming from the combination of investments we have made in our field sales and reimbursement teams, a more effective account targeting strategy, and expanded commercial payer coverage. We also achieved strong results from our increased resources focused on Veterans Administration hospitals. Additionally, the limited market release of our new Flexitouch system for treatment of head and neck lymphedema, a condition that previously had limited treatment options, has met with very positive feedback from both patients and clinicians.”

Mr. Mattys continued: “We are updating our 2017 revenue outlook to reflect the strong first quarter results and now expect revenue growth in the range of 22% to 24% this year. For full year 2017 we also expect GAAP net income profitability and adjusted EBITDA margins in the high single digits, as we continue to focus on improving operating leverage over time.”

The following table summarizes revenues by product for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,		Increase / Decrease
($,thousands)	2017	2016	$ Change	% Change
Flexitouch System	$17,526	$11,709	$5,817	49.7%
ACTitouch & Entré Systems	2,324	1,991	333	16.7%
Total Revenue:	$19,850	$13,700	$6,150	44.9%

First Quarter 2017 Financial Results

Revenue for the first quarter of 2017 increased $6.2 million, or 45%, to $19.9 million, compared to $13.7 million for the quarter ended March 31, 2016. The increase in revenue was primarily attributable to an increase of $5.8 million, or 50%, in sales of the Flexitouch system. The increase in Flexitouch system sales was largely driven by expansion of the Company’s sales force and increased physician and patient awareness of the treatment options for lymphedema.

Gross profit for the first quarter of 2017 increased $4.3 million, or 44%, to $14.2 million, compared to $9.9 million for the first quarter of 2016. Gross margin was 71.7% of sales in the first quarter of 2017, compared to 72.2% of sales for the first quarter of 2016.

Operating expenses for the first quarter of 2017 increased $5.5 million, or 47%, to $17.2 million, compared to $11.7 million for the first quarter of 2016. The increase in operating expenses in the first quarter was primarily driven by an increase of $2.9 million, or 40% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion and an increase of $2.5 million, or 72% year-over-year, in reimbursement, general and administrative expenses primarily due to expenses associated with increased personnel and approximately $1.7 million in incremental stock-based compensation expense and public company costs.

Operating loss for the first quarter of 2017 increased approximately $1.1 million, or 64%, to $2.9 million, compared to $1.8 million for the first quarter of 2016.

Net loss for the first quarter of 2017 increased $0.5 million, or 53%, to $1.5 million, compared to $1.0 million for the first quarter of 2016. Net loss attributable to common stockholders in the first quarter of 2017 was $1.5 million, or $0.09 per diluted share, compared to net loss attributable to common stockholders of $1.5 million, or $0.45 per diluted share, in the first quarter of 2016. Net loss attributable to common stockholders in the first quarter of 2016 reflected the accrual of convertible preferred stock dividends of $0.5 million, which did not recur in the first quarter of 2017. Weighted average shares used to compute diluted net loss per share were 16.9 million and 3.3 million for the first quarters of 2017 and 2016, respectively.

Adjusted EBITDA decreased $0.2 million, or 13%, to $(1.7) million, compared to $(1.5) million for the first quarter of 2016.

Cash Position

At March 31, 2017, cash, cash equivalents and marketable securities were $40.7 million, compared to $41.7 million at December 31, 2016. The Company had no debt outstanding at March 31, 2017.

Updated 2017 Financial Outlook

For 2017, the Company expects revenue in the range of $103 million to $105 million, representing growth of 22% to 24% year-over-year, compared to revenue of $84.5 million in 2016. This compares to the Company’s prior revenue guidance range of $101 million to $103 million.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 8 to discuss the results of the quarter and host a question and answer session. Those who would like to participate may dial 877-201-0168 (647-788-4901 for international callers) and provide access code 5114431. A live webcast of the call will also be available on the investor relations section of the Company's website at Investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 5114431. The webcast will be archived on the investor relations section of the Company's website.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices for the treatment of lymphedema and chronic venous insufficiency. Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our efforts help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In thousands, except share and per share data)	2017	2016
Assets
Current assets
Cash and cash equivalents	$20,714	$30,701
Marketable securities	20,023	10,994
Accounts receivable, net	11,428	15,003
Inventories	6,933	6,554
Income taxes receivable	555	—
Prepaid expenses	870	981
Total current assets	60,523	64,233
Property and equipment, net	2,273	1,563
Other assets
Patent costs, net	2,340	2,394
Medicare accounts receivable, long-term	2,869	2,823
Deferred income taxes	2,792	2,785
Other non-current assets	51	137
Total other assets	8,052	8,139
Total assets	$70,848	$73,935

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,862	$5,018
Accrued payroll and related taxes	4,886	6,692
Accrued expenses	1,318	1,193
Future product royalties	48	67
Income taxes payable	—	823
Total current liabilities	11,114	13,793
Long-term liabilities
Accrued warranty reserve, long-term	563	503
Total liabilities	11,677	14,296
Stockholders’ equity
Preferred stock; $0.001 par value, 50,000,000 shares authorized and no shares issued and outstanding as of March 31, 2017 and December 31, 2016	—	—
Common stock; $0.001 par value, 300,000,000 shares authorized, 16,909,154 shares issued and outstanding as of March 31, 2017, and 16,833,737 shares issued and outstanding as of December 31, 2016	17	17
Additional paid-in capital	63,449	62,406
Accumulated deficit	(4,277)	(2,773)
Accumulated other comprehensive loss	(18)	(11)
Total stockholders’ equity	59,171	59,639
Total liabilities and stockholders’ equity	$70,848	$73,935

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except share and per share data)	2017	2016
Revenues, net	$19,850	$13,700
Cost of goods sold	5,624	3,811
Gross profit	14,226	9,889
Operating expenses
Sales and marketing	10,166	7,281
Research and development	1,118	980
Reimbursement, general and administrative	5,874	3,414
Total operating expenses	17,158	11,675
Loss from operations	(2,932)	(1,786)
Other income	55	5
Loss before income taxes	(2,877)	(1,781)
Income tax benefit	(1,373)	(801)
Net loss	(1,504)	(980)
Convertible preferred stock dividends	—	514
Net loss attributable to common stockholders	$(1,504)	$(1,494)
Net loss per common share attributable to common stockholders
Basic	$(0.09)	$(0.45)
Diluted	$(0.09)	$(0.45)
Weighted-average common shares used to compute net loss per common share attributable to common stockholders
Basic	16,878,443	3,293,326
Diluted	16,878,443	3,293,326

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(In thousands)	2017	2016
Cash flows from operating activities
Net loss	$(1,504)	$(980)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	298	211
Deferred income taxes	—	(801)
Stock-based compensation expense	957	75
Change in allowance for doubtful accounts	(330)	—
Changes in assets and liabilities
Accounts receivable	3,905	2,493
Inventories	(379)	553
Prepaid expenses and other assets	(358)	66
Medicare accounts receivable – long-term	(46)	228
Accounts payable	(394)	(331)
Accrued payroll and related taxes	(1,806)	(1,534)
Accrued expenses and income taxes payable	(640)	(588)
Future product royalties	(19)	(248)
Net cash used in operating activities	(316)	(856)
Cash flows from investing activities
Purchases of marketable securities	(9,049)	—
Purchases of property and equipment	(700)	(112)
Patent costs	(8)	—
Net cash used in investing activities	(9,757)	(112)
Cash flows from financing activities
Proceeds from exercise of common stock options and warrants	100	128
Taxes paid for net share settlement of restricted stock units	(14)	—
Fees paid for IPO	—	(433)
Net cash provided by (used in) financing activities	86	(305)
Net change in cash and cash equivalents	(9,987)	(1,273)
Cash and cash equivalents – beginning of period	30,701	7,060
Cash and cash equivalents – end of period	$20,714	$5,787
Supplemental cash flow disclosure
Cash paid for interest	$—	$—
Cash paid for taxes	$5	$951
Non-cash investing activities
Acquisition of assets included in accounts payable	$238	$53

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net loss less interest income, net, plus income tax benefit, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company's operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company's future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company's definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Adjusted EBITDA to Net Loss.

Tactile Systems Technology, Inc.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA

(Unaudited)

($, thousands)	Three Months Ended March 31,
	2017	2016

Net Loss	$(1,504)	$(980)
Interest (income)/expense, net	(62)	(5)
Income tax benefit	(1,373)	(801)
Depreciation and amortization	298	211
Stock-based compensation	957	75
Adjusted EBITDA	$(1,684)	$(1,500)

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com